Exhibit 5.1

Law Offices

Silver, Freedman, Taff & Tiernan LLP

A Limited Liability Partnership Including Professional Corporations

3299 K STREET, N.W., SUITE 100 WASHINGTON, D.C. 20007 (202) 295-4500 WWW.SFTTLAW.COM

June 8, 2017

Board of Directors

Emclaire Financial Corp

612 Main Street

Emlenton, Pennsylvania 16373

Ladies and Gentlemen:

We have acted as special counsel to Emclaire Financial Corp, a Pennsylvania corporation (“Emclaire”), in connection with the Registration Statement on Form S-4 (as it may be amended, the “Registration Statement”) filed by Emclaire with the Securities and Exchange Commission (the “Commission”) for the purpose of registering with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), up to 58,445 shares of Emclaire’s common stock, par value $1.25 per share (the “Common Stock”), to be issued by Emclaire pursuant to the Agreement and Plan of Merger, dated as of May 4, 2017 (the “Merger Agreement”), by and between Emclaire and Northern Hancock Bank and Trust Co., a West Virginia bank (“Northern Hancock”), along with a related Agreement of Merger (the “Bank Merger Agreement”), between Northern Hancock and The Farmers National Bank of Emlenton, the wholly owned banking subsidiary of Emclaire (“Farmers National”), providing for the merger of Northern Hancock with and into Farmers National (the “Merger”).

In connection with the rendering of the opinion set forth below, we have examined, originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the articles of incorporation and bylaws of Emclaire as currently in effect; (iii) the Merger Agreement; (iv) the form of the Bank Merger Agreement, included as an exhibit to the Merger Agreement; (v) resolutions adopted by Emclaire’s Board of Directors; (vi) resolutions adopted by the Farmers National’s Board of Directors; and (vii) such other documents, agreements, records, instruments, certificates of public officials and certificates of officers or other representatives of Emclaire, Farmers National, Northern Hancock or others as we have deemed necessary or appropriate for purposes of and as a basis for rendering the opinion set forth below.

In our examination, we have: (i) assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals; (ii) assumed the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies; and (iii) assumed and relied upon the truth, accuracy and completeness (without independent investigation or verification) of the information, representations, warranties and statements contained in the documents, agreements, records, instruments and certificates we have reviewed, including, without limitation, the representations and warranties of Emclaire and Northern Hancock set forth in the Merger Agreement. We have further assumed that all persons, other than Emclaire, had, have or will have all requisite power and authority to execute and deliver all documents, agreements, records, instruments and certificates examined by us and have also assumed the due authorization by all requisite action, and the due execution and delivery by such persons, other than Emclaire, of all such documents, agreements, records, instruments and certificates and the validity and binding effect thereof.

Emclaire Financial Corp

June 8, 2017

Further, in rendering the opinion set forth below we have assumed that, prior to the issuance by Emclaire of any shares of Common Stock pursuant to the Merger Agreement: (i) the Registration Statement shall have become, and shall remain, effective under the Securities Act; (ii) the shareholders of Northern Hancock shall have approved the Merger Agreement and the Bank Merger Agreement by the requisite vote; and (iii) all required regulatory approvals shall have been obtained and all required statutory waiting periods shall have expired.

Our opinion is limited to applicable provisions of the Pennsylvania Business Corporation Law. We express no opinion with respect to the laws of any other jurisdiction.

Based upon the foregoing, subject to the qualifications, assumptions and limitations stated herein and having a regard for such legal considerations as we have deemed relevant, we are of the opinion that the shares of Common Stock to be issued in the Merger will be, upon issuance by Emclaire in accordance with the Merger Agreement, legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this opinion under the caption “Legal Matters” in the proxy statement/prospectus included therein. In giving this consent, we do not admit thereby that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is furnished by us, as special counsel to Emclaire, in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. This opinion is to be used only in connection with the Registration Statement. This opinion is for your benefit and may relied upon by and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

Very truly yours,

/s/ SILVER, FREEDMAN, TAFF & TIERNAN LLP

SILVER, FREEDMAN, TAFF & TIERNAN LLP